                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. 1(1))

                                  PROVANT, INC.
                                (Name of Issuer)



                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)


                                   743724 10 6
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)

[X]   Rule 13d-1(c)

[ ]   Rule 13d-1(d)

---------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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________________________________________________________________________________

CUSIP No. 743724 10 6                 13G                           Page 2 of 6
________________________________________________________________________________

________________________________________________________________________________
1    NAMES OF REPORTING PERSONS

     # I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Larry E. Senn

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION


     United States
________________________________________________________________________________
  NUMBER OF    5    SOLE VOTING POWER

   SHARES           1,240,640
               _________________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY          None
               _________________________________________________________________
    EACH       7    SOLE DISPOSITIVE POWER

  REPORTING         1,240,640
               _________________________________________________________________
   PERSON      8    SHARED DISPOSITIVE POWER

    WITH            None
________________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     1,240,640
________________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     5.80%
________________________________________________________________________________
12   TYPE OF REPORTING PERSON*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________

CUSIP No. 743724 10 6                 13G                           Page 3 of 6
________________________________________________________________________________

________________________________________________________________________________
1    NAMES OF REPORTING PERSONS
     # I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Bernadette Senn

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION


     United States
________________________________________________________________________________
  NUMBER OF    5    SOLE VOTING POWER

   SHARES           1,161,067
               _________________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY          None
               _________________________________________________________________
    EACH       7    SOLE DISPOSITIVE POWER

  REPORTING         1,161,067
               _________________________________________________________________
   PERSON      8    SHARED DISPOSITIVE POWER

    WITH            None
________________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     1,161,067
________________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     5.43%
________________________________________________________________________________
12   TYPE OF REPORTING PERSON*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.  (a)      NAME OF ISSUER:

                  PROVANT, Inc.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  67 Batterymarch Street, Suite 600
                  Boston, MA  02110


ITEM 2.  (a)      NAME OF PERSON FILING:

                  This Schedule is jointly filed by Larry E. Senn and Bernadette Senn. Mr. Senn is filing individually and in his capacity as a trustee, donor and beneficiary of The Senn Family Trust u/t/d September 26, 1988, as amended (the "Trust"), which is a revocable trust. Mrs. Senn is filing in her capacity as a trustee, donor and beneficiary of the Trust.

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

                  16741 South Pacific Coast Highway, Sunset Beach, CA 90742

         (c)      CITIZENSHIP:

                  Larry E. Senn and Bernadette Senn are citizens of the United States.

         (d)      TITLE OF CLASS OF SECURITIES:

                  Common Stock

         (e)      CUSIP NUMBER:

                  743724 10 6


ITEM 3.   NOT APPLICABLE.

ITEM 4.   OWNERSHIP.

           (a)    AMOUNT BENEFICIALLY OWNED BY LARRY E. SENN:

                  1,240,640 Shares(1)

                  AMOUNT BENEFICIALLY OWNED BY BERNADETTE SENN:

                  1,161,067 Shares(1)

           (a)    PERCENT OF CLASS:

                  Larry E. Senn             5.80%(1)
                  Bernadette Senn           5.43%(1)

           (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE

                           Larry E. Senn             1,240,640(1)
                           Bernadette Senn           1,161,067(1)

                  (ii)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE

                           Larry E. Senn             None
                           Bernadette Senn           None

                  (iii)    SOLE POWER TO DISPOSE THE DISPOSITION OF

                           Larry E. Senn             1,240,640(1)
                           Bernadette Senn           1,161,067(1)

                  (iv)     SHARED POWER TO DISPOSE THE DISPOSITION OF

                           Larry E. Senn             None
                           Bernadette Senn           None

(1) Includes 1,161,067 held as trustees, donors and beneficiaries of The Senn Family Trust u/t/d September 26, 1988, as amended.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     Not applicable.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.


ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.


ITEM 10.      CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  /s/ Larry E. Senn
                                                  ------------------------------
                                                  LARRY E. SENN


                                                  /s/ Bernadette Senn
                                                  ------------------------------
                                                  BERNADETTE SENN


Date:  February 13, 2001